UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 1900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 375-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.003 par value	LNG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2021 (the “Closing Date”), Cheniere Energy, Inc. (“CEI”), entered into a $1.25 billion Second Amended and Restated Revolving Credit Agreement among CEI, as borrower, various lenders (the “Lenders”) and issuing banks, the joint lead arrangers party thereto, Sumitomo Mitsui Banking Corporation, as ESG Coordinator, and Société Générale, as administrative agent for the Lenders (the “Revolving Credit Facility”). The Revolving Credit Facility amends and restates CEI’s existing revolving credit facility, dated as of December 13, 2018, to, among other things, (i) extend the maturity date thereunder, (ii) reduce the rate of interest and commitment fees applicable thereunder, and (iii) make certain other changes to the terms and conditions of the existing revolving credit facility. The Lenders and their affiliates have provided and may provide, from time to time in the future, certain financial services to CEI and its affiliates, for which they may receive advisory or transaction fees, as applicable, of the nature and in amounts customary in the industry for these financial services.

Availability

100% of the Revolving Credit Facility will be available to provide loans to CEI to be used for general corporate purposes of CEI and its subsidiaries. 100% of the aggregate amount of commitments under the Revolving Credit Facility are available for the issuance of letters of credit for the account or benefit of CEI and its subsidiaries that backstop equity contribution, equity support and other similar undertakings to support certain material capital projects of CEI and its subsidiaries. Up to $250 million of commitments under the Revolving Credit Facility are available for the issuance of letters of credit for the account or benefit of CEI and its subsidiaries for general corporate purposes.

Conditions Precedent to Extensions of Credit

Advances and issuances of letters of credit under the Revolving Credit Facility are subject to customary conditions precedent, including the absence of defaults and the accuracy of certain representations and warranties.

Covenants and Events of Default

The Revolving Credit Facility contains a financial covenant requiring CEI to maintain a non-consolidated leverage ratio not to exceed 5.50:1.00 as of the end of any fiscal quarter if (i) as of the last day of such fiscal quarter the aggregate principal amount of outstanding loans plus drawn and unreimbursed letters of credit is greater than 35% of the aggregate commitments under the Revolving Credit Facility (a “Covenant Trigger Event”) or (ii) a Covenant Trigger Event had occurred and been continuing as of the last day of the immediately preceding fiscal quarter and as of the last day of such ending fiscal quarter such Covenant Trigger Event had not ceased for a period of at least thirty consecutive days.

The Revolving Credit Facility includes representations, warranties and affirmative and negative covenants customary for companies like CEI with lenders of the type participating in the Revolving Credit Facility, including, among others, covenants relating to compliance with laws, conditions to the making of restricted payments, including dividends, and limitations on indebtedness, guarantees, hedging, liens, investments and affiliate transactions. These covenants are subject to certain materiality qualifiers, reasonableness standards, thresholds, grace periods and exceptions.

In addition, the Revolving Credit Facility also includes customary events of default (including non-payment, cross default to other indebtedness of CEI in excess of $250 million, cross acceleration to indebtedness of certain subsidiaries of CEI in excess of $250 million, breach of representations, warranties and covenants, unsatisfied judgments in excess of $250 million, voluntary and involuntary bankruptcy events and change of control of CEI), which are subject to customary grace periods and materiality standards.

Interest and Fees

Loans under the Revolving Credit Facility will bear interest at a variable rate per annum equal to LIBOR or the base rate (the highest of (a) the prime rate published in The Wall Street Journal, (b) the federal funds rate plus 0.50%, and (c) LIBOR for an interest period of one month plus 1.00%), plus the applicable margin. The applicable margin for LIBOR loans ranges from 1.250% to 2.375% per annum, and the applicable margin for base rate loans ranges from 0.25% to 1.375% per annum, in each case, based on the credit ratings then in effect assigned to loans under the Revolving Credit Facility. Based on current credit ratings for CEI, the applicable margins for LIBOR loans and base rate loans are 1.625% and 0.625%, respectively. Interest on LIBOR loans is due and payable at the end of each LIBOR period, and interest on base rate loans is due and payable at the end of each calendar quarter.

In the event that CEI receives either an issuer credit rating or senior unsecured rating of BBB-, or higher, from S&P or a corporate family rating, senior unsecured rating or long-term issuer rating of Baa3, or higher, from Moody’s (the receipt of such ratings, an “Investment Grade Ratings Event”), the applicable interest rate per annum applicable to loans under the Revolving Credit Facility will be reduced by 0.125%.

CEI will pay a commitment fee on the average daily amount of undrawn commitments at an annual rate that ranges from 0.15% to 0.40% based on the credit ratings then in effect assigned to loans under the Revolving Credit Facility. Based on current credit ratings for CEI, the commitment fee on undrawn commitments is 0.25%. Upon the occurrence of an Investment Grade Ratings Event, the applicable commitment fee rate per annum will be reduced by 0.025%.

CEI will also pay (i) a letter of credit fee at an annual rate equal to the applicable margin for LIBOR loans on the undrawn portion of all letters of credit issued under the Revolving Credit Facility and (ii) a fronting fee to each issuing bank that issues a letter of credit in an amount equal to 0.15% per annum of the daily maximum aggregate amount available to be drawn under such letter of credit issued by such issuing bank.

In connection with the Revolving Credit Facility, CEI is paying fees to the Lenders, as well as additional transaction fees and expenses. Annual administrative fees must also be paid to the administrative agent and collateral agent for the Revolving Credit Facility.

Sustainability Adjustments

30% of all expenditures by CEI and its subsidiaries relating to certain specified categories of sustainability-linked expenditures (“Eligible Expenditures”) during the period beginning on the Closing Date and ending on December 31, 2022, and during each subsequent fiscal year thereafter, can be applied by CEI to offset the interest rate and commitment fee rate payable by CEI under the Revolving Credit Facility during the next succeeding fiscal year. The interest rate cannot be offset by more than five basis points in any fiscal year and the commitment fee rate cannot be offset by more than one basis point in any fiscal year.

The Revolving Credit Facility includes a specified set of climate transparency and reliability milestones. To the extent that at least two of the three specified milestones are not achieved by June 30, 2023, or that all three milestones are not achieved by December 31, 2023, the interest rate applicable under the facility will be increased by five basis points per annum and the commitment fee rate applicable under the Revolving Credit Facility will be increased by one basis point per annum. To the extent the interest rate and commitment fee rate are increased following June 30, 2023, they will be decreased by an equivalent amount upon achievement by CEI of all three milestones by December 31, 2023.

Repayments

The Revolving Credit Facility matures on October 28, 2026. Subject to customary exceptions, CEI is required to make mandatory prepayments with respect to the Revolving Credit Facility using the net proceeds (less fees, expenses and other customary deductions) of the incurrence of indebtedness by CEI (other than indebtedness permitted under the terms of the Revolving Credit Facility). CEI is also required to prepay the outstanding borrowings under the Revolving Credit Facility in the event that certain “change of control” events occur in respect of certain of CEI’s subsidiaries unless there has not been a ratings decline under the terms of the Revolving Credit Facility. All mandatory prepayments will be applied without penalty or premium. Loans under the Revolving Credit Facility may be voluntarily prepaid, in whole or in part, at any time, without premium or penalty.

Collateral

The Revolving Credit Facility is secured by a first priority security interest (subject to permitted liens and other customary exceptions) in substantially all of the assets of CEI, including the equity interests in CEI’s direct subsidiaries (other than certain excluded subsidiaries). The security interest securing the Revolving Credit Facility is evidenced by customary security documents. Upon the occurrence of an Investment Grade Rating Event the liens securing the obligations under the Revolving Credit Facility will automatically and unconditionally be released and such obligations will become CEI’s general unsecured obligations.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Revolving Credit Agreement, dated as of October 28, 2021, among Cheniere Energy, Inc., the Lenders and Issuing Banks party thereto, Sumitomo Mitsui Banking Corporation, as ESG Coordinator, and Société Générale, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Dated: November 1, 2021	By:	/s/ Zach Davis
	Name:	Zach Davis
	Title:	Senior Vice President and Chief Financial Officer